EXHIBIT 99.3

GEE GROUP, INC.

NOMINATING COMMITTEECHARTER

February 10, 2017

Organization

This charter governs the operations of the Nominating Committee of the Board of Directors. The Nominating Committee shall be members of, and appointed by the Board of Directors and shall comprise at least three directors, each of whom shall be independent directors pursuant to all applicable SEC and NYSE MKT LLC standards.

The By-Laws of the Company establish procedures for the nomination of candidates for election to the Board of Directors, including procedures for shareholders to make nominations.

Purpose

The Nominating Committee shall provide assistance to the Board of Directors in fulfilling their oversight responsibility to shareholders, with regard to identifying, interviewing, and recommending to the Board of Directors qualified candidates to fill positions on the Board of Directors.

Responsibilities

The responsibility of the Nominating Committee is to oversee the process of identifying appropriate individuals to fill positions on the Company's Board of Directors. While the Nominating Committee has the responsibilities and powers set forth in this Charter, the Board of Directors will approve nominees for election by the shareholders.

The Nominating Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing needs and circumstances of the Company.

At least annually the Nominating Committee will perform a self evaluation of the effectiveness of its performance and a review of its Charter.

Minimum Qualifications

In evaluating candidates to serve on the Company's Board of Directors, consideration will be given to the level of experience, financial literacy and business acumen of the candidate and their willingness and ability to attend meetings of the Board of Directors. Furthermore, consideration will be given to the overall attributes of potential nominees in relation to current members of the Board of Directors, with the objective of maintaining a balance of skills and experiences. Generally, the Nominating Committee will seek candidates with significant decision making responsibility with business, legal, or academic experience.

Directors need not be residents of Illinois or shareholders of the Company.

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Processes for Identifying Candidates

Each year the Nominating Committee will determine the willingness of the current members of the Board of Directors to stand for reelection and evaluate whether the size of the Board of Directors is appropriate.

Selection Process

1.	Names of candidates for election to the Board of Directors will be solicited by the Nominating Committee from sources deemed reasonable by the Committee. Candidates suggested by shareholders will be considered as described in "Minimum Qualifications" above. At the sole discretion of the Nominating Committee, a third party consultant may be engaged at an appropriate fee, to help identify and evaluate candidates for membership to the Board of Directors.

2.	Candidates viewed by the Committee as potentially qualified will be contacted to determine interest in being considered to serve on the Board of Directors and, if interested, will be interviewed and qualifications established.

3.	Qualified candidates will be contacted in order of preference.

4.	If the candidate accepts, appropriate background checks will be conducted.

5.	If successful, the Committee will make a formal recommendation to the Board of Directors.

6.	If approved, the Board of Directors will instruct the Corporate Secretary to include the candidates name in the Company's Notice of Annual Meeting of Shareholders at the appropriate time.

7.	The Corporate Secretary, with the assistance of counsel, will begin the candidate orientation process at the appropriate time.

Meetings and Reports

Meetings of the Nominating Committee will be held at the pleasure of the Chairman of the Nominating Committee and prior to the Company’s annual preparation of its proxy statement to shareholders. The committee will recommend qualified candidates for election to the Board of Directors to be elected at the Annual Meeting of Stockholders. The Nominating Committee shall provide the Board of Directors with a report of the committee’s activities and proceedings, as appropriate. The Nominating Committee will maintain written minutes of its meetings, which will be filed with the minutes of the meetings of the Board of Directors.

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